Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-76588 and No. 333-109659) of Senior Housing Properties Trust and in the related Prospectuses of our report dated February 6, 2004, except for Note 14, as to which date is March 1, 2004, with respect to the consolidated financial statements and schedule of Senior Housing Properties Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 11, 2004